Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 3, 2018 (the “Effective Date”) between Jerash Holdings (US), Inc., with an address of 19/F, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (“Company”), and Richard J. Shaw with an address at 8481 Big Cone Path, Liverpool, NY 13090 (“Employee”) (Company and Employee are each a “Party” and collectively the “Parties”).

Whereas, Employee is experienced in financial management.

Whereas, the Company desires to retain Employee to provide general financial services and Employee agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Services. Employee shall serve as an executive officer and his title shall be Chief Financial Officer of the Company. Employee will provide general financial services to the Company, as further described in Exhibit A (the “Services”). Employee shall provide such services as the Company may reasonably request and shall commit up to 160 hours per month on Services for the Company, provided that: (a) Employee may continue to serve as the President of LogiCore Strategies, LLC (“LogiCore”); and (b) Employee may continue to serve as a chief financial officer of clients of LogiCore, provided that no conflict of interest exists between those clients and the Company. Employee shall provide prior notice to the Company if he intends to assume any position as described in clause (b) above and shall provide prompt notice to the Company if he already holds any such positions.

2. Appointment; Term. The Company hereby appoints Employee and Employee hereby accepts appointment as Chief Financial Officer for the Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for twelve (12) months (the “Term”). This Agreement shall automatically renew for subsequent one (1) month terms unless terminated by either Party.

3. Use of the Company Facilities, Equipment. Employee shall not have a dedicated workspace or equipment at the Company offices and shall not have set hours for the performance of the Services. The Company may authorize use of certain Company facilities and services, including, but not limited to, use of temporary office space and Company equipment related to authorized projects, as long as such use does not interfere with the day-to-day operations of the Company.

4. Ownership of Work Product. All work product developed by Employee, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research or development of the Company, or which result, to any extent, from the Services performed by Employee for the Company, or use of the Company’s Confidential Information (as defined below), will be the sole property of the Company.

5. Compensation. Employee shall be paid $120,000.00 USD per annum for Services the Company may reasonably request, to be paid in the following manner:

Fees payable in advance on a monthly basis by the Company into an account nominated by the Employee in writing within 10 days of receipt of an invoice issued at the end of each month by the Employee with an initial retainer in the amount of $10,000.00 due at the time of executing this agreement.

The Company and Employee agree to negotiate in good faith to increase Employee’s compensation upon an increase in duties or time committed to providing services.

In addition, Employee shall receive an option to purchase 50,000 shares with an exercise price equal to the Nasdaq closing price on the date of execution of this Agreement. The option shall vest immediately and be exercisable for 10 years. The option shall be subject to a separate agreement and have a cashless exercise provision.

6. Expenses. Company shall promptly reimbursement Employee for travel related expenses incurred in the ordinary course of providing services outlined in this agreement. Reimbursable expenses shall not be limited to but shall include costs of airfare, hotels, business meals when traveling, and mileage reimbursement. Employee shall provide a formal accounting of all expenses including receipts on a monthly basis for approval and payment. Payment will be deposited into an account nominated by the Employee in writing within 30 days after submission.

7. Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Employee and Company. At any time after the twelve (12) months hereof, Employee may terminate this Agreement (a) upon ninety (90) days’ prior written notice to the Company or (b) immediately if Employee’s agent is subject to materially diminished duties or responsibilities provided that should a replacement Chief Financial Officer be retained by the Company such replacement shall not constitute diminished duties or responsibilities. The Company may terminate this Agreement without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action or significant acts of misconduct), on the part of Employee or any of Employee’s agents providing services to the Company. The Company may terminate this Agreement without cause upon ninety (90) days’ written notice.

8. Notices. All notices and other communications required hereunder must be in writing and shall be deemed to have been duly given only when personally delivered or deposited in the US Postage Service, postage prepaid for first class delivery, as follows:

If to the Company:

Jerash Holdings (US), Inc.

19/F, Ford Glory Plaza

37-39 Wing Hong Street

Cheung Sha Wan, Kowloon

Hong Kong

Attn: Choi Lin Hung

If to Employee:

Richard J. Shaw

8481 Big Cone Path

Liverpool, NY 13090

or to such other addresses as either party hereto shall furnish to the other by notice given in accordance with this section. Unless otherwise specified herein, such notices or other communications shall be deemed received (i) the date delivered, if delivered personally, and (ii) five (5) days after being sent, if sent via first class mail.

9. Confidentiality; Non-Solicitation.

A. Employee shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Employee shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Employee may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Employee, and (iii) to the extent Employee is required to do so pursuant to applicable law or court order.

B. For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of the Company that is not generally available to the public and that the Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

C. All Confidential Information disclosed or made available by the Company to Employee shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Employee that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

D. Employee acknowledges that a breach of the provisions of this Section 9 shall cause irreparable harm to the Company for which it will have no adequate remedy at law. Employee agrees that the Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Employee from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the Company may have in law or in equity.

E. Additionally, during the Term, Employee shall not induce or solicit Company’s employees, agents, Employees, contractors, clients, and customers away for the Company on its behalf or on behalf of any other company or person. Employee agrees that this Section 8, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Company.

F. The confidentiality and non-solicit obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

10. Indemnification. Employee and Company shall mutually indemnify, defend (with counsel chosen by the Company), and hold each other harmless from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the other party and arising directly and indirectly out of: (i) any breach of this Agreement by the either party, (ii) any breach by either party of written policies or standards for the Company or (iii) any other act or omission of either party. .

11. Miscellaneous.

A. Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of New York and the federal laws of the United States applicable therein, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Employee and the Company hereto specifically consent and agree that the venue of any such action shall be in the courts of the State of New York, County of Onondaga and each of Employee and the Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

B. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties hereto.

C. Assignment. This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

D. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

E. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

[Signature page follows.]

In Witness Whereof, the Parties have entered into this Employment Agreement as of the Effective Date set forth above.

Jerash Holdings (US), Inc.

By:	/s/ Choi Lin Hung
Name:	Choi Lin Hung
Title:	President

/s/ Richard J. Shaw
Name:	Richard J. Shaw
Title:	Chief Financial Officer

Exhibit A – Services

Assist in completion of S-1

Lead all SEC filing, including filings of 10Q and 10K

Ensure that adequate controls are established and maintained over financial reporting

Investor relations matters

Work with other management team members, bankers, attorneys, and accountants in evaluation, development, and execution of company strategy

Support M&A activities